Exhibit 3.7
Form 204
DEACONS GRAHAM & JAMES
ATTN: GAYLE MASON
GPO BOX 407
BRISBANE QLD 4001
remove this top section if desired before framing

Certificate of Registration of a Company
Corporations Law Sub-section 121(1)
This is to certify that
THERMADYNE AUSTRALIA PTY LTD
Australian Company Number 071 843 028
is a registered company under Division 1 of Part 2.2 of the Corporations Law of Victoria and because of its registration it is an incorporated company.
The company is limited by shares.
The company is a proprietary company.
The day of commencement of registration is the seventeenth day of November 1995.

Given under the seal of the
Australian Securities Commission
on this seventeenth day of November, 1995.
Alan Cameron
Chairman